Exhibit 99.1

Aytu BioPharma Reports Fiscal 2024 Full Year and Fourth Quarter Operational and Financial Results

Full year fiscal 2024 consolidated net revenue of $81.0 million; Rx Segment net revenue of $65.2 million

Full year fiscal 2024 ADHD Portfolio net revenue up 23% compared to fiscal 2023

Full year fiscal 2024 adjusted EBITDA1 improved to $9.2 million, up by $5.7 million compared to fiscal 2023

$20.0 million cash balance at June 30, 2024

Company expects Rx Segment net revenue and adjusted EBITDA growth in fiscal 2025 from current levels

Company to host conference call and webcast today, September 26, 2026, at 4:30 p.m. Eastern time

DENVER, CO / September 26, 2024 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (Nasdaq: AYTU), a pharmaceutical company focused on commercializing novel therapeutics, today announced operational and financial results for the fiscal 2024 full year and fourth quarter.

Full Year Fiscal 2024 Highlights

●	Consolidated net revenue was $81.0 million versus $107.4 million in the prior year period. The change primarily reflects the Company’s wind down of its Consumer Health Segment as part of the strategic mandate to focus its business solely on its Rx Segment, in an effort to drive long-term stockholder value.
●

ADHD Portfolio (Adzenys XR-ODT® and Cotempla XR-ODT®) net revenue increased 23% to $57.8 million versus $46.9 million in fiscal 2023. The Company expects net revenue growth across the Rx Segment in fiscal 2025.

●	Rx Segment gross margin improved to 75% in fiscal 2024 compared to 71% in fiscal 2023.
●	Consumer Health Segment net revenue during fiscal 2024 was $15.8 million, a decrease of 53% versus fiscal 2023, in line with the Company’s strategy to discontinue the Consumer Health Segment. As previously announced, the Company completed the wind down and divestiture its Consumer Health Segment in July 2024.
●	Net loss during fiscal 2024 was $15.8 million, or $2.86 net loss per share, compared to a net loss of $17.1 million, or $5.11 net loss per share, in fiscal 2023.
●	Consolidated adjusted EBITDA was $9.2 million in fiscal 2024 compared to $3.5 million in fiscal 2023. The Company expects adjusted EBITDA growth in fiscal 2025.
●	Cash and cash equivalents were $20.0 million at June 30, 2024, compared to $23.0 million at June 30, 2023.
●	Successfully refinanced existing term loan and extended revolving credit facility on more favorable terms to the Company. In addition, the Company received $3.5 million of additional capital through the exercise of warrants, a portion of which was used to pay down the term loan indebtedness.

Q4 Fiscal 2024 Highlights

●

Consolidated net revenue was $18.0 million versus $30.7 million in the prior year period and reflects the Company’s continued planned wind down of its Consumer Health Segment and change in payor coverage, which impacted the Pediatric Portfolio. Pediatric Portfolio unit sales have grown 115% from July 1, 2024, to September 25, 2024.

●

ADHD Portfolio (Adzenys XR-ODT® and Cotempla XR-ODT®) net revenue decreased 13% to $13.8 million versus $15.9 million in Q4 fiscal 2023, reflecting timing differences between the third and fourth quarters of the prior year’s period. Net revenue for the ADHD Portfolio increased 8% to $26.1 million in the second half of fiscal 2024 versus $24.1 million in the second half of fiscal 2023.

●	Rx Segment gross margin improved to 76% in Q4 2024 compared to 75% in Q4 2023.

●

Consumer Health Segment net revenue during Q4 2024 was $3.4 million, a decrease of 54% versus Q4 2023, in line with the Company’s strategy to discontinue the Consumer Health Segment. As previously announced, the Company completed the wind down and divestiture its Consumer Health Segment in July 2024.

●	Net loss during Q4 2024 was $4.6 million, or $0.82 net loss per share, compared to a net loss of $2.5 million, or $0.59 net loss per share, in Q4 2023.
●	Consolidated adjusted EBITDA was $1.5 million in Q4 2024 compared to $7.7 million in Q4 2023.

Management Discussion

“During fiscal 2024, we continued to successfully reposition Aytu as a growing specialty pharmaceutical company focused on commercializing novel prescription therapeutics. Over the past year, we successfully wound down and subsequently announced the sale of our Consumer Health business, which was completed in July 2024. This renewed focus on our higher-margin Rx Segment, coupled with the successful implementation of a number of cost saving initiatives, resulted in consolidated adjusted EBITDA of $9.2 million in fiscal 2024 compared to $3.5 million in fiscal 2023, an improvement of 162%” commented Josh Disbrow, Chief Executive Officer of Aytu. “Even more impressive is the transition from just two years ago when our consolidated adjusted EBITDA was a negative $21.5 million, highlighting a positive swing of more than $30 million over the past two years. Looking to the future, we continue to focus on driving prescription growth and leveraging the unique capabilities of our commercial platform, including Aytu RxConnect. This unique program provides tremendous benefits to patients and healthcare providers through transparent and predictable drug pricing, propelling future revenue growth and efficiencies.”

“Within our Rx Segment, our ADHD Portfolio net revenue increased 23% for the full year and experienced an 8% year-over-year increase during the second half of the fiscal year. Further, our Pediatric Portfolio continues to be impacted by payer changes that occurred in September 2023 but we remain convicted that the Pediatric Portfolio will return to growth from these current levels. We have implemented a number of commercial initiatives that give us confidence that we can get back to growth mode across the Pediatric Portfolio. We are seeing early momentum with those growth initiatives as pediatric product unit shipments have increased 115% from July 1, 2024, to September 25, 2024. We remain focused on driving prescription demand, improved coverage and patient access across our entire portfolio, and we fully expect to see Rx Segment net revenue and adjusted EBITDA growth from fiscal 2024 levels for the full year of fiscal 2025.”

“The strategic and operational initiatives we have implemented have allowed us to maintain a strong cash position, which was in excess of $20 million at the end of the fiscal year. This successful execution was further recognized financially through the receipt of $3.5 million of proceeds from the exercise of warrants, of which a portion was used as a capital source to pay down some of our existing term loan as we continue to strengthen our balance sheet. We also successfully refinanced our existing term loan and extended our revolving credit facility during the fourth quarter on more favorable terms to the Company. We remain confident that with our strategic focus on cash flows and earnings, we will continue to further enhance the financial profile of the Company via revenue growth and bottom-line improvement going forward.”

Non-Core Business Update

In June 2023, the Company announced that it had instituted a strategic mandate focusing its business solely on its Rx Segment, in an effort to drive long-term stockholder value. The Company has generated positive adjusted EBITDA for both fiscal 2024 and fiscal 2023, as well as for eight of the last reported nine quarters for Rx, excluding the Consumer Health Segment and pipeline R&D (the “Rx Business”). This concentration on the Rx Business follows the successful completion of the wind down and divestiture of the Consumer Health Segment in July of 2024.

This goal of emphasizing profitability was initially started with the indefinite suspension of all pipeline clinical development programs announced in October 2022 to minimize research and development expense until such time that the Company can fund those efforts with internally generated cash flows or through strategic partnerships. During fiscal 2023, the Consumer Health Segment contributed adjusted EBITDA of negative $3.6 million and pipeline programs contributed adjusted EBITDA of negative $2.6 million, while the Company’s Rx Business contributed adjusted EBITDA of $9.7 million. For fiscal 2024, the Company’s Rx Business contributed adjusted EBITDA of $10.8 million.

Segment Reporting

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Rx Segment net revenue	$14,593	$23,313	$65,183	$73,799
Consumer Health Segment net revenue	3,383	7,419	15,819	33,600
Total net revenue	$17,976	$30,732	$81,002	$107,399

ADHD Portfolio net revenue	$13,758	$15,878	$57,784	$46,855
Pediatric Portfolio net revenue	841	7,225	7,280	25,377
Other (1)	(6)	210	119	1,567
Total Rx Segment net revenue	$14,593	$23,313	$65,183	$73,799

(1)  Other includes discontinued or deprioritized products.

Full Year Fiscal 2024 Financial Results

Net revenue for the full year fiscal 2024 was $81.0 million, compared to $107.4 million for the prior year period. The change primarily reflects the Company’s wind down of its Consumer Health Segment as part of the strategic mandate to focus its business solely on its Rx Segment, in an effort to drive long-term stockholder value.

Net revenue from the Rx Segment for the full year of fiscal 2024 was $65.2 million compared to $73.8 million in the prior year period. The ADHD Portfolio (Adzenys XR-ODT® and Cotempla XR-ODT®) experienced a 23% increase in net revenue to $57.8 million for full year fiscal 2024, compared to the prior year period. The Pediatric Portfolio (Karbinal® ER, Poly-Vi-Flor® and Tri-Vi-Flor®) net revenue decreased to $7.3 million largely due to payor changes that impacted prescriptions. Pediatric Portfolio unit shipments have increased 115% from July 1, 2024, through September 25, 2024.

Net revenue from the Consumer Health Segment was $15.8 million for full year fiscal 2024, a decrease of 53% over the same period last year. As previously announced, the Company completed the wind down and divestiture of its Consumer Health Segment in July of 2024 and expects that discontinuing this segment will improve operating cash flows and drive long-term stockholder value.

Consolidated gross profit was $54.6 million, or 67% of net revenue, for full year fiscal 2024, compared to $66.6 million, or 62% of net revenue, in the same period last year. Gross profit margin for the Rx Segment was 75% for full year fiscal 2024, compared with 71% in the prior year period.

Operating expenses, excluding amortization of intangible assets, restructuring costs, impairment expense and gain from contingent consideration, were $52.3 million for full year fiscal 2024 compared to $74.2 million in the prior year period. The decrease was a result of reduced Consumer Health spending and improved operational efficiencies.

Loss from operations for full year fiscal 2024 was $5.3 million compared to $17.1 million in the prior year period.

Net loss for full year fiscal 2024 was $15.8 million, or $2.86 net loss per share, compared to a $17.1 million net loss, or $5.11 net loss per share, in the prior year period. The fiscal 2024 full year results were impacted by $2.4 million of restructuring costs and $0.7 million of inventory impairment associated with the previously announced wind down of the Consumer Health Segment and Grand Prairie, Texas manufacturing facility as well as $4.4 million of derivative warrant liabilities loss due primarily to the increase in the Company’s stock price, $0.6 million loss on extinguishment of debt, and $1.8 million of income tax expense.

Consolidated adjusted EBITDA was $9.2 million for full year fiscal 2024, compared to $3.5 million in the prior year period, a $5.7 million increase. Adjusted EBITDA for the Rx Business was $10.8 million for full year fiscal 2024, compared to $9.7 million in the prior year period, a $1.2 million increase.

Cash and cash equivalents at June 30, 2024, were $20.0 million compared to $23.0 million at June 30, 2024.

Q4 Fiscal 2024 Financial Results

Net revenue for the fourth quarter of fiscal 2024 was $18.0 million, compared to $30.7 million for the prior year period.

Net revenue from the Rx Segment in the fourth quarter of fiscal 2024 was $14.6 million compared to $23.3 million in the prior year period. The ADHD Portfolio (Adzenys XR-ODT® and Cotempla XR-ODT®) experienced a 13% decrease in net revenue to $13.8 million in the fourth quarter of fiscal 2024, compared to the prior year period, largely as a result of normalization of the ADHD market supply chain. Net revenue for the ADHD Portfolio increased 8% to $26.1 million in the second half of fiscal 2024 versus $24.1 million in the second half of fiscal 2023. This net revenue growth was achieved despite the ADHD market supply chain normalization that occurred in the second half of 2024. The Pediatric Portfolio (Karbinal® ER, Poly-Vi-Flor® and Tri-Vi-Flor®) net revenue decreased to $0.8 million largely due to payor changes that impacted prescriptions. Growth of the ADHD Portfolio and Pediatric Portfolio is expected in fiscal 2025. Pediatric Portfolio unit shipments have increased 115% from July 1, 2024, through September 25, 2024.

Net revenue from the Consumer Health Segment was $3.4 million in the fourth quarter of fiscal 2024, a decrease of 54% over the same quarter last year. As previously announced, the Company completed the wind down and divestiture of its Consumer Health Segment in July of 2024 and expects that discontinuing this segment will improve operating cash flows and drive long-term stockholder value.

Consolidated gross profit was $11.9 million, or 66% of net revenue, in the fourth quarter of fiscal 2024, compared to $18.6 million, or 60% of net revenue, in the same quarter last year. Gross profit margin for the Rx Segment was 76% in the fourth quarter of fiscal 2024, compared with 75% in the prior year period.

Operating expenses, excluding amortization of intangible assets, restructuring costs, impairment expense and gain from contingent consideration, were $12.1 million in the fourth quarter of fiscal 2024 compared to $14.6 million in the prior year period. The decrease was a result of reduced Consumer Health spending and improved operational efficiencies.

Loss from operations during the fourth quarter of fiscal 2024 was $3.7 million compared to income from operations of $0.2 million in the prior year period.

Net loss during the fourth quarter of fiscal 2024 was $4.6 million, or $0.82 net loss per share, compared to a $2.5 million net loss, or $0.59 net loss per share, in the prior year period. The fiscal 2024 fourth quarter results were impacted by $2.1 million of restructuring costs and $0.7 million of inventory impairment associated with the previously announced wind down of the Consumer Health Segment and Grand Prairie, Texas manufacturing facility as well as $1.5 million of derivative warrant liabilities gain due primarily to the decrease in the Company’s stock price, $0.6 million loss on extinguishment of debt, and $0.7 million of income tax expense.

Consolidated adjusted EBITDA was $1.5 million in the fourth quarter of fiscal 2024, compared to $7.7 million in the prior year period, a $6.2 million decrease resulting largely from the decrease in the Pediatric Portfolio net revenue. Adjusted EBITDA for the Rx Business was $2.0 million in the fourth quarter of fiscal 2024, compared to $8.3 million in the prior year period, a $6.2 million decrease.

Conference Call Details

Date and Time: Thursday, September 26, 2024, at 4:30 p.m. Eastern time.

Call-in Information: Interested parties can access the conference call by dialing (888) 506-0062 for United States callers or +1 (973) 528-0011 for international callers and using the participant access code 216512.

Webcast Information: The webcast will be accessible live and archived at https://www.webcaster4.com/Webcast/Page/2142/51231, and accessible on the Investors section of the Company’s website at https://investors.aytubio.com/ under Events & Presentations.

Replay: A teleconference replay of the call will be available until October 10, 2024, at (877) 481-4010 for United States callers or +1 (919) 882-2331 for international callers and using replay access code 51231.

About Aytu BioPharma, Inc.

Aytu is a pharmaceutical company focused on commercializing novel therapeutics. The Company’s prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. To learn more, please visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the Company’s plans relating to the Company’s ability to efficiently wind down the Consumer Health Segment, the Company’s ability to complete the manufacturing transfer of Adzenys XR-ODT® and Cotempla XR-ODT®, the Company’s overall financial and operational performance, potential adverse changes to the Company’s financial position or our business, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of our products, our partners performing their required activities, our anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaborations. We also refer you to (i) the risks described in “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10‑K and in the other reports and documents it files with the United States Securities and Exchange Commission.

Footnote 1

Aytu uses the term adjusted EBITDA, which is a term not defined under United States generally accepted accounting principles (“U.S. GAAP”). The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting adjusted EBITDA by certain categories allows investors to evaluate the various performance of these categories. The Company’s method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. We believe that net income (loss) is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA. See below for a reconciliation of net income (loss) to adjusted EBITDA.

Contacts for Investors

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc.

moki@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

aytu@lythampartners.com

Aytu BioPharma, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net revenue	$17,976	$30,732	$81,002	$107,399
Cost of sales	6,070	12,168	26,416	40,767
Gross profit	11,906	18,564	54,586	66,632

Operating expenses:
Selling and marketing	6,411	7,982	26,958	41,448
General and administrative	4,677	6,113	22,514	28,630
Research and development	1,044	465	2,791	4,095
Amortization of intangible assets	1,303	1,195	5,212	4,788
Restructuring costs	2,121	—	2,365	—
Impairment expense	—	3,105	—	5,705
Gain from contingent consideration	—	(465)	—	(969)
Total operating expenses	15,556	18,395	59,840	83,697
(Loss) income from operations	(3,650)	169	(5,254)	(17,065)
Other income, net	48	82	568	184
Interest expense	(1,189)	(1,334)	(4,792)	(4,963)
Derivative warrant liabilities gain (loss)	1,463	(1,374)	(4,004)	4,793
Loss on extinguishment of debt	(594)	—	(594)	—
Loss before income tax	(3,922)	(2,457)	(14,076)	(17,051)
Income tax expense	(695)	—	(1,768)	—
Net loss	$(4,617)	$(2,457)	$(15,844)	$(17,051)

Basic and diluted weighted-average common shares outstanding	5,619,726	4,144,098	5,537,957	3,339,906
Basic and diluted net loss per share	$(0.82)	$(0.59)	$(2.86)	$(5.11)

Aytu BioPharma, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	June 30,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$20,006	$22,985
Accounts receivable, net	23,617	28,937
Inventories	12,633	11,995
Prepaid expenses and other current assets	5,635	7,162
Total current assets	61,891	71,079
Non-current assets:
Property and equipment, net	693	1,815
Operating lease right-of-use assets	829	2,054
Intangible assets, net	52,453	58,970
Other non-current assets	2,229	2,545
Total non-current assets	56,204	65,384
Total assets	$118,095	$136,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,440	$13,478
Accrued liabilities	38,574	46,799
Revolving credit facility	2,395	1,563
Current portion of debt	1,857	85
Other current liabilities	8,962	7,090
Total current liabilities	62,228	69,015
Non-current liabilities:
Debt, net of current portion	10,877	14,713
Derivative warrant liabilities	12,745	6,403
Other non-current liabilities	4,529	6,975
Total non-current liabilities	28,151	28,091
Stockholders’ equity:
Preferred stock, par value $.0001; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.0001; 200,000,000 shares authorized; 5,972,638 and 5,517,174 shares issued and outstanding, respectively	1	1
Additional paid-in capital	347,688	343,485
Accumulated deficit	(319,973)	(304,129)
Total stockholders' equity	27,716	39,357
Total liabilities and stockholders’ equity	$118,095	$136,463

Aytu BioPharma, Inc.

Reconciliation of Net Loss to Adjusted EBITDA - Twelve Months Ended

(in thousands)

	Twelve Months Ended
	June 30, 2024
	Rx Business	Consumer Health	Pipeline R&D	Consolidated
Net loss - GAAP	$(11,163)	$(3,698)	$(983)	$(15,844)
Depreciation and amortization	5,910	1,547	—	7,457
Stock-based compensation expense	2,374	540	—	2,914
Other income, net	(568)	—	—	(568)
Interest expense	4,757	35	—	4,792
Derivative warrant liabilities loss	4,004	—	—	4,004
One-time transactions	1,001	—	—	1,001
Income tax expense	1,768	—	—	1,768
Inventory impairment due to wind down	—	730	—	730
Restructuring costs	2,156	209	—	2,365
Loss on extinguishment of debt	594	—	—	594
Adjusted EBITDA - non-GAAP	$10,833	$(637)	$(983)	$9,213

	Twelve Months Ended
	June 30, 2023
	Rx Business	Consumer Health	Pipeline R&D	Consolidated
Net loss - GAAP	$(4,694)	$(9,761)	$(2,596)	$(17,051)
Depreciation and amortization	6,271	1,116	—	7,387
Stock-based compensation expense	5,699	324	22	6,045
Other income, net	(184)	—	—	(184)
Interest expense	4,908	55	—	4,963
Gain from contingent consideration	(578)	(391)	—	(969)
Derivative warrant liabilities gain	(4,793)	—	—	(4,793)
One-time transactions	300	—	—	300
Impairment expense	2,730	5,094	—	7,824
Adjusted EBITDA - non-GAAP	$9,659	$(3,563)	$(2,574)	$3,522

Aytu BioPharma, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA - Three Months Ended

(in thousands)

	Three Months Ended
	June 30, 2024
	Rx Business	Consumer Health	Pipeline R&D	Consolidated
Net loss - GAAP	$(2,633)	$(1,385)	$(599)	$(4,617)
Depreciation and amortization	1,398	385	—	1,783
Stock-based compensation expense	243	110	—	353
Other income, net	(48)	—	—	(48)
Interest expense	1,181	8	—	1,189
Derivative warrant liabilities gain	(1,463)	—	—	(1,463)
One-time transactions	150	—	—	150
Income tax expense	695	—	—	695
Inventory impairment due to wind down	—	730	—	730
Restructuring costs	1,912	209	—	2,121
Loss on extinguishment of debt	594	—	—	594
Adjusted EBITDA - non-GAAP	$2,029	$57	$(599)	$1,487

	Three Months Ended
	June 30, 2023
	Rx Business	Consumer Health	Pipeline R&D	Consolidated
Net income (loss) - GAAP	$3,677	$(6,098)	$(36)	$(2,457)
Depreciation and amortization	1,562	274	—	1,836
Stock-based compensation expense	784	115	—	899
Impairment expense	130	5,094	—	5,224
Other income, net	(82)	—	—	(82)
Interest expense	1,287	47	—	1,334
Gain from contingent consideration	(465)	—	—	(465)
Derivative warrant liabilities loss	1,374	—	—	1,374
Adjusted EBITDA - non-GAAP	$8,267	$(568)	$(36)	$7,663